Exhibit 99.1

Press Release

Innophos, Inc. Clarifies Exchange Offers to Expire End of Day March 14, 2006

CRANBURY, N.J., Feb. 21 /PRNewswire/—Innophos Investments Holdings, Inc. and its wholly-owned subsidiary Innophos, Inc., one of the leading specialty phosphates producers in North America, today announced that the Exchange Offers for all of the companies’ outstanding Floating Rate Senior Notes due 2015, and outstanding 8.875% Senior Subordinated Notes due 2014, will be kept open until 11:59:59 p.m. EST on March 14, 2006. The new deadline clarifies the original deadline disclosed in the exchange offer prospectus of 12:00 a.m. EST on March 14, 2006.

About Innophos, Inc. Innophos, Inc. (http://www.innophos.com) is one of the leading North American manufacturers of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. The Company’s market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hill, Guanajuato (Mexico).

Safe Harbor for Forward-Looking and Cautionary Statements. This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company’s products and services in the marketplace; competitive factors; technological changes; the Company’s dependence upon third-party suppliers; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.